SULLIVAN & CROMWELL
125 Broad Street o New York o New York 10004
Telephone: (212) 558-4000 o Facsimile: (212) 558-3588
                                                             September 11, 1997


Wachovia Corporation,
  301 North Main Street,
     Winston-Salem, North Carolina 27101


Ladies and Gentlemen:

    We have acted as special counsel in connection with the planned merger
(the "Merger") of Jefferson Bankshares, Inc., a Virginia corporation ("Jefferson"), with and into Wachovia Corporation, a North Carolina corporation ("Wachovia"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of June 9, 1997, by and between Wachovia and Jefferson. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement or the appendices thereto (including the Agreement).

     We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and will qualify as a merger under applicable law and (2) the representations contained in the letters of representation from Wachovia and Jefferson to us dated September 8, 1997, and September 9, 1997 respectively, were true and correct when made and will be true and correct at the Effective Time.

    On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion,


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Wachovia Corporation                                                    -2-

under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

         (i) neither Wachovia nor Jefferson will recognize any gain or loss as as result of the consummation of the Merger:

         (ii) no gain or loss will be recognized for federal income tax purposes by Jefferson stockholders upon the exchange in the Merger of shares of Jefferson stock solely for Wachovia stock (except with respect to cash received in lieu of a fractional share interest in Wachovia stock);

         (iii) the basis of Wachovia stock received in the Merger by Jefferson stockholders (including the basis of any fractional share interest in Wachovia stock) will be the same as the basis of the shares of Jefferson stock surrendered in exchange therefor;

         (iv) the holding period of Wachovia stock received in the Merger by Jefferson stockholders (including the holding period of any fractional share interest in Wachovia stock) will include the period during which the shares of Jefferson stock surrendered in exchange therefor were held by the Jefferson stockholder, provided such shares of Jefferson stock were held as capital assets; and

         (v) the payment of cash to a Jefferson stockholder in lieu of a fractional share interest in Wachovia Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then


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Wachovia Corporation                                                     -3-

    redeemed by Wachovia. The cash payment will be treated as having been received as a distribution in payment for the Wachovia Common Stock hypothetically redeemed as provided in Section 302 of the Code and, to the extent that such redemption is not treated as "essentially equivalent to a dividend" after giving effect to the relevant constructive ownership rules of the Code, generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the tax basis of the fractional share of Wachovia Common Stock hypothetically redeemed.

    We express no opinion as to the effect of the Merger on Wachovia, Jefferson or any shareholder in respect of any asset as to which unrealized gain is required to be recognized for U.S. Federal income tax purposes at the end of each taxable year under a mark-to-market system.

    This opinion deals with only Jefferson stockholders who are (i) citizens or residents of the United States, (ii) domestic corporations, or (iii) otherwise subject to United States federal income tax on a net income basis in respect of shares of Jefferson common stock. The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired or acquire shares of Jefferson common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Jefferson common stock in a hedging transaction or as part of a straddle or conversion transaction.



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Wachovia Corporation                                                     -4-

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                              Very truly yours,



                                              /s/ Sullivan & Cromwell


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